CUSIP No.: 500 507 108            Schedule 13D               Page 13 of 13 Pages

Exhibit 99.2

                                                                   June 23, 2004

87215 CANADA LTD.

Dear Sirs:

            We hereby grant you an option to purchase one hundred and four thousand, six hundred and sixty-nine thousand (104,669) ordinary shares of Koor Industries Ltd. (together with any securities distributed subsequent to the date hereof as dividends or other distribution to holders of the ordinary shares) for an exercise price equal to Twelve Million, Five Hundred Thousand Dollars (U.S. Funds) (U.S.$12,500,000) minus all extraordinary cash dividends paid upon one hundred and four thousand, six hundred and sixty-nine thousand (104,669) ordinary shares of Koor Industries Ltd. subsequent to the date hereof and prior to the exercise date.

            The present option may be exercised at any time prior to October 31, 2006 by written notice to the undersigned at the address specified below. In the event that the option is exercised, the closing thereof will be effected within the next ten (10) business days. In the event that the option is not exercised by written notice on or prior to October 31, 2006, the option will be terminated and the present agreement will be null and void.

            In the event that the present letter accurately reflects our understanding and agreement, may we ask you to execute the duplicate original hereof to acknowledge your agreement and acceptance with the terms contained herein.

Address for notice:
c/o Davies Ward Phillips
625 Madison Avenue
12th Floor
New York NY 10022
USA
Attn.: Mr. Steve Levin
Fax: (212) 308-0132

                                        Yours very truly,

                                        CLARIDGE ISRAEL, L.L.C.

                                        By: /s/ Bruce Judelson
                                            ------------------------------------

                                        By: /s/ Jay Rubinstein
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ACCEPTED AND AGREED TO
this 23rd day of June, 2004

87215 CANADA LTD.

By: /s/
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